DIH Technology Code of Business Ethics

For Officers, Directors, and Employees of DIH Technology

I. Introduction

This Code of Ethics (the "Code") has been adopted by the Board of Directors (the "Board") of DIH Technology (the "Company") and puts forth the standards that guide all employees, officers, and directors of the Company. Our commitment to the highest level of ethical conduct should be reflected in all the Company's business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public, or our stockholders.

The Company strives to maintain the highest standard of accuracy, completeness, and disclosure in its reports submitted to and filed with the Securities and Exchange Commission and in its other public communications. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with applicable laws, rules, and regulations.

While these standards cover a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather constitute key guiding principles that represent Company policies and establish conditions for employment at the company. By working with the Company, you agree to comply with the Code, and to revisit and review it regularly and whenever notified of material changes.

II. Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules, and regulations that apply to our business, including, but not limited to, those that govern the development, manufacturing, marketing, promotion and distribution of products; securities laws; privacy laws; employment laws; and any other federal, state, or foreign law that applies in each jurisdiction in which we conduct our business. No employee, officer, or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

In certain aspects of our business, we have made additional commitments to comply with generally accepted industry codes of ethical conduct and institutional guidelines. In the event local laws and regulatory requirements differ from the Code or other Company policy, the stricter requirements shall generally apply.

III. Insider Trading

Employees who have access to confidential (or "inside") information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when

handling material inside information. Please refer to the Company's Insider Trading Policy for more detailed information.

IV. International Business Laws

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

- the Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

- U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with countries, or traveling to, subject to sanctions imposed by the U.S. government;

- U.S. Export Controls, which restrict exports from the U.S. and re-exports from other countries of goods, software and technology to many countries, and prohibits transfers of U.S.-origin items to denied persons and entities; and

- Antiboycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

V. Environment, Health, and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all employees, officers, and directors. To ensure compliance with such standards, all employees, officers, and directors are expected to abide by all workplace policies and procedures implemented by the Company relevant to their jobs and/or the Company's facilities.

VI. Privacy

Employees are required to observe the provisions of any other specific policy regarding data protection, privacy and confidential information that the Company may adopt from time to time, as well as any applicable laws relating to data protection and privacy. If an employee becomes aware of any instance of inappropriate handling of information or data or any security breach, the employee should report it immediately to the Legal and Compliance Departments.

VII. Conflicts of Interest

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Chief Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Chief Compliance Officer and providing the Chief Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Compliance Officer. Officers and directors may seek authorizations and determinations from the Company's Nominating and Governance Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

- whether it may interfere with the employee's job performance, responsibilities or morale;
- whether the employee has access to confidential information;
- whether it may interfere with the job performance, responsibilities or morale of others within the organization;
- any potential adverse or beneficial impact on our business;
- any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;
- whether it would enhance or support a competitor's position;

- the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

- the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

- the extent to which it would appear improper to an outside observer.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve problematic conflicts of interests:

- Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position.

- Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee's access to confidential information and the employee's ability to influence Company decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

- Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 12 for further discussion of the issues involved in this type of conflict.

- Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

- Taking personal advantage of corporate opportunities. See Section 9 for further discussion of the issues involved in this type of conflict.

- Moonlighting without permission. Other than with the prior written consent of the V.P., People Operations, simultaneous employment or consulting with any other entity or enterprise is strictly prohibited.

- Conducting our business transactions with your family member or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director will be publicly disclosed as required

by applicable laws and regulations in keeping with the Company's Related Persons Transactions Policy.

- Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member. The employee's supervisor and/or the Chief Compliance Officer will consult with the People Operations department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees involving employees by the Company must be approved in advance by the Board of Directors after recommendation of the Board's Nominating and Corporate Governance Committee.

VIII. Protection of Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. All proprietary information, whether relating to the Company or entrusted to the Company by a customer, supplier, or other business partner, should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, clinical trial results, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, any unpublished pricing information and any information about patients on whom our products have been used must also be protected. In addition, financial information about the Company should, under all circumstances, be considered confidential unless and until it has been made public in a press release or a report filed with the SEC.

To help protect confidential information, the following principles should apply:

- using caution when conducting business activities in a public space;

- monitoring and confirming requests for information from external sources;

- appropriately marking and identifying any confidential and proprietary information;

- exercising care when storing and transmitting confidential information;

- securing confidential information while working in unsecure workspaces or public areas;

- promptly reporting any incident of improper or accidental disclosure to your supervisor and the Legal and Compliance Departments; and

- obtaining valid confidentiality and non-disclosure agreements with any third party, including customers and suppliers, prior to any disclosure and only disclosing confidential information as necessary for the authorized purpose.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Unauthorized use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights and proprietary information of other companies and require our employees, officers, and directors to observe such rights. Indeed, the Company is often contractually bound not to disclose the confidential and proprietary information of a variety of companies and individuals, including inventors, vendors and potential vendors. In addition, Company employees who have signed non-disclosure agreements with their former employers are expected to fully and strictly adhere to the terms of those agreements.

Your obligation to protect the Company's proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

IX. Corporate Opportunities

As an employee or director of the Company, you have an obligation to advance the Company's interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee or director may use corporate property, information or his or her position with the Company for personal gain while employed by us or, for a director, while serving on our Board of Directors.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Company's Legal Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

X. Accuracy and Quality of Records and Public Disclosures

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books,

records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

- no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities or misclassifies any transactions as to accounts or accounting periods;

- transactions be supported by appropriate documentation;

- the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

- employees comply with our system of internal controls; and

- no cash or other assets be maintained for any purpose in any unrecorded or "off-the-books" fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

- no employee may take or authorize any action that would intentionally cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

- all employees must cooperate fully with our Finance Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

- no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Chief Compliance Officer, the Audit Committee of the

Board or one of the other compliance resources or in accordance with the provisions of the Company's Whistleblower Policy on reporting complaints regarding accounting and auditing matters.

XI. Record Retention

The Company's records must be maintained, stored and when appropriate, destroyed in accordance with industry best practices, our internal policies and in compliance with all applicable laws and regulations. Under certain circumstances, such as litigation or governmental agency requests, the Company may be required to preserve documents and information beyond their normal retention period. Employees, officers, and directors shall never create, alter or destroy records or documents for impeding the efforts of any investigation, litigation, or government or regulatory agency investigation.

XII. Fair Dealing

The Company strives to compete vigorously and to gain advantages over its competitors through superior business performance, not through unethical or illegal business practices. Each employee, officer, and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public, and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. No bribes, kickbacks, or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. In addition, all business dealings must be on arm's length terms and free of any favorable treatment resulting from the personal interest of our directors, executive officers and employees. The Company and any employee, officer, or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this Code.

Occasional business gifts to, or entertainment of, customers or suppliers (other than healthcare providers and government employees) in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. These gifts should be given infrequently, of reasonable to modest value, not consist of cash or cash equivalents, and be compliant with any laws, regulations, or applicable policies of the recipient's organization. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Every effort should be made to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate or not possible to refuse or to return a gift, promptly report the gift to your supervisor or the Legal and Compliance Departments. Gifts to and entertainment of healthcare providers and government employees is prohibited. If you have any questions regarding a proposed gift to be offered to or by the Company, please consult with your supervisor or the Legal and Compliance Departments.

Except in certain limited circumstances, the Foreign Corrupt Practices Act and other applicable anti-corruption laws prohibit giving anything of value directly or indirectly to any "foreign official" for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate any applicable anti-corruption laws, contact the Legal and Compliance Departments before

taking any action.

XIII. Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and typically acceptable practice as long as it is not extravagant and limited. Unless express permission is received from the Chief Compliance Officer, his or her designee or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) of more than token or nominal monetary value (i.e., more than $200), (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered "a way of doing business." Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees' judgment is not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Furthermore, gratuities and payments to Health Care Professionals and teaching hospitals must be in accordance with federal and state laws, including the federal AntiKickback Statute and Physician Payments Sunshine Act and similar state laws. Discuss with the Chief Compliance Officer or his or her designee any proposed entertainment or gifts if you are uncertain about their appropriateness.

XIV. Relationships with Healthcare Professionals

The Company's employees and directors must abide by all applicable laws, regulations and industry guidelines when contracting with, working with, compensating and otherwise reimbursing Health Care Professionals, HCPs, in connection with their work for the Company. The Company will comply with all applicable federal disclosure requirements related to payments to and arrangements with HCPs, including the federal Physician Payments Sunshine Act.

XV. Compliance with this Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors, and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities. Situations that may involve a violation of ethics, laws, rules, regulations, or this Code may not always be clear and may require difficult judgment. Employees, directors, or officers should report any concerns or questions about a violation of ethics, laws, rules, regulations or this Code to their supervisors/managers,

the Legal and Compliance Departments, or, in the case of accounting, internal accounting controls, or auditing matters, the Audit Committee.

Any concerns about a violation of ethics, laws, rules, regulations, or this Code by any senior executive officer or director should be reported promptly to Legal Counsel. For any such concerns relating to the accounting, internal accounting controls, auditing matters, or legal compliance matters, Legal Counsel shall notify the Audit Committee of any suspected violations; in all other matters, Legal Counsel shall notify the Nominating Committee of any violation. Any such concerns involving Legal Counsel may be reported directly to the Nominating Committee or Audit Committee, as appropriate.

An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation, or legal proceedings. The Company encourages all employees, officers, and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers, and directors are required to cooperate in any internal investigations of misconduct and unethical behavior and to respond to any questions in a complete and truthful manner.

The Company recognizes the need for this Code to be applied equally to everyone it covers. Legal Counsel will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating Committee, or, in the case of accounting, internal accounting controls, or auditing matters, the Audit Committee, and the Company will devote the necessary resources to enable Legal Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code.

XVI. Waivers

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or, to the extent permitted by Nasdaq rules and our Corporate Governance Guidelines, a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.

XVII. No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's employees, officers, and directors in the conduct of the Company's business. It is not intended to and does not create any legal rights for any employee, customer, client, visitor, supplier, competitor, stockholder, or any other person or entity.

XVIII. Administration, Modification and Amendment

The Nominating Committee is generally responsible for overseeing the establishment of procedures to enforce the Code, except for any matters relating to accounting, internal accounting controls, or auditing, or to the review and approval or ratification of Related Party Transactions, which are governed by the Audit Committee. The Nominating Committee and the Audit Committee will periodically review this Code and recommend any proposed changes to the Board for approval. Any amendments to this Code will be posted on the Company's website.